THELEN REID & PRIEST LLP
                                                                Attorneys at Law
                                                        ------------------------

                                                                875 Third Avenue
                                                         New York, NY 10022-6225

Bruce A. Rich                                                  Tel. 212.603.2000
212.603.6780                                                   Fax  212.603.2001
brich@thelenreid.com
                                                              www.thelenreid.com


                                    EXHIBIT 5
                                    ---------


                                        December 12, 2005


Javelin Pharmaceuticals, Inc.
130 West 42nd Street
12th Floor
New York, New York 10036

Ladies and Gentlemen:

      We have acted as counsel to Javelin Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") relating to the registration of (a) 14,222,215 shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock"), and (b) up to 924,445 shares of Common Stock issuable upon exercise of warrants (the "Warrants"), which the Company issued in its November 2005 private placement (the "Private Placement").

       This opinion is being rendered in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission.

       For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the warrant agreements relating to the Warrants; (iv) the agreements and documents relating to the Private Placement;
(v) the resolutions adopted by the Board of Directors of the Company relating to the Private Placement and the filing of the Registration Statement, and (vi) such other documents, certificates or other records as we have deemed necessary or appropriate.

      Based upon the foregoing, and subject to the qualifications hereafter expressed, we are of the opinion that:

     (1) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     (2) The shares of Common Stock included in the Registration Statement which are presently issued and outstanding were duly authorized, validly issued and are fully paid and non-assessable.

Javelin Pharmaceuticals, Inc.
December 12, 2005
Page 2


     (3) The shares of Common Stock included in the Registration Statement to be issued upon the exercise of the Warrants will be duly authorized and validly issued, and fully paid and non-assessable when such Warrants are duly exercised and the exercise price is paid for the shares of Common Stock underlying such Warrants in accordance with the terms of the respective warrant agreements.

      Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws and the federal laws of the United States of America.

        We hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as
Exhibit 5 to the Registration Statement.


                                        Very truly yours,


                                        /s/ Thelen Reid & Priest LLP